for immediate release
Nicole Christian
(650) 849-1649

Essex Announces Second Quarter 2009 Earnings Results

Palo Alto, California—August 5, 2009—Essex Property Trust, Inc. (NYSE:ESS) announces its second quarter 2009 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended June 30, 2009, totaled $42.0 million, or $1.43 per diluted share compared to $39.2 million, or $1.42 per diluted share for the quarter ended June 30, 2008.

Net income available to common stockholders for the quarter ended June 30, 2009 totaled $11.4 million, or $0.43 per diluted share, compared to net income available to common stockholders of $8.7 million, or $0.35 per diluted share, for the quarter ended June 30, 2008.

“Our solid second quarter performance was largely due to our strategy to maintain high occupancy during the quarter throughout all our markets and resulted in approximately 1% FFO growth, even during this tough economic climate.  Moving forward, our focus on occupancy coupled with our strong balance sheet and disciplined strategy will prove instrumental in guiding us through these challenging times,” stated Keith R. Guericke, President and Chief Executive Officer.

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the three and six months ended June 30, 2009 compared to June 30, 2008:

	Q2 2009 compared to Q2 2008			YTD 2009 compared to YTD 2008
	Revenues	Expenses	NOI	Revenues	Expenses	NOI
Southern California	-3.0%	2.2%	-5.4%	-1.6%	1.0%	-2.8%
Northern California	-0.1%	-6.1%	3.2%	2.4%	-4.0%	5.8%
Seattle Metro	-0.9%	4.4%	-3.6%	1.5%	4.9%	-0.2%
Same-property average	-1.8%	-0.1%	-2.6%	0.1%	0.1%	0.1%

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended June 30, 2009 versus the quarter ended March 31, 2009:

	Q2 2009 compared to Q1 2009
	Revenues	Expenses	NOI
Southern California	-2.0%	2.1%	-3.8%
Northern California	-2.3%	3.9%	-5.1%
Seattle Metro	-3.6%	3.3%	-7.0%
Same-property average	-2.3%	2.9%	-4.7%

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Same-property financial occupancies for the quarters ended are as follows:

	6/30/09	3/31/09	6/30/08
Southern California	96.3%	96.5%	95.9%
Northern California	97.6%	97.6%	97.4%
Seattle Metro	96.8%	97.3%	96.4%
Same-property average	96.8%	97.0%	96.4%

Dispositions

During the second quarter, the Company sold Mountain View Apartments, a 106-unit community located in Camarillo, California for $14.0 million.  The community was acquired in 2004.

Development

In June, the Company was awarded two Gold Nugget Awards and one merit recognition by the Pacific Coast Builders Conference (“PCBC”) for three of its development communities under construction or completed in 2008 including the following:

•	Eastlake 2851 – Gold Nugget for “Outstanding Low-Rise Apartment Project”
•	Joule Broadway – Gold Nugget for “Outstanding on the Boards Apartment Project”
•	The Grand – Merit Award for “Outstanding High Rise Apartment Project”

Commenting on the achievement, Keith R. Guericke, President and Chief Executive Officer stated, “We are honored to be recognized by PCBC for these development projects and feel the nomination of three separate communities in one year demonstrates the commitment of our development team and their efforts at producing high-quality apartment homes leading to increased leasing potential represented by better occupancy and superior rents in the long run.”

The Grand, a 238-unit development located in Oakland, California which began initial occupancy in February is approximately 93 percent leased, and stabilized operations are expected in the third quarter of 2009.

Studio 40-41, a 149-unit development located in Studio City, California, owned by Essex Apartment Value Fund II, L.P. (“Fund II”) which began initial occupancy in April is approximately 60 percent leased, and stabilized operations are expected in the fourth quarter of 2009.

The Company received temporary certificate of occupancy at the end of July for Cielo, a 119-unit development located in Chatsworth, California, owned by Fund II.  The community is approximately 20 percent leased, and stabilized operations are expected in the fourth quarter of 2009.

Framing, plumbing and electrical installation are nearing completion at Fourth Street, a 171-unit development located in Berkeley, California.  Expected delivery of the community is second quarter of 2010 and the Company projects stabilized operations in the fourth quarter of 2010.  Community amenities will include a fitness center, game/media room, business center and a public plaza located in front of the adjacent historic train station. This unique location is within walking distance to high-end shopping and dining, a nearby park, the Berkeley train station, and provides easy access to the freeway.

Additional information pertaining to the location of all development projects, related costs and construction timelines can be found on page S-9 in the Company’s Supplemental Financial Information package.

Liquidity and Balance Sheet

Common Stock

During the second quarter, the Company issued 1,145,450 shares of common stock at an average price of $67.21 for $75.8 million, net of fees and commissions through the Company’s Controlled Equity Offering Program.

Marketable Securities

During the second quarter, the Company purchased $81.9 million of investment-grade unsecured REIT bonds.  As of June 30, 2009, the Company owned $105.9 million of investment-grade unsecured REIT bonds which with an average maturity of 3.8 years and an average yield of 10.3%.

Mortgage Notes Payable

The Company, during the second quarter, obtained fixed rate mortgage loans totaling $54.2 million, including the following:
•	$35.0 million secured by Highlands at Wynhaven, at a fixed rate of 5.4% which matures in June 2019.
•	$19.2 million secured by Wilshire Promenade, at a fixed rate of 5.4% which matures in June 2019.

Additionally, during the second quarter, the Company paid-off $20.4 million in loans secured by Huntington Breakers including a $4.4 million mortgage loan at a fixed rate of 7.7% and variable rate demand notes totaling $16.0 million.

Guidance

The Company tightens its previous full year 2009 FFO Guidance to a range of $6.20 to $6.40 per diluted share.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, August 6, at 10:00 a.m. PDT (1:00 p.m. EDT), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (866) 700-6293 and entering the passcode 42684676.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the second quarter earnings link.  To access the replay digitally, dial (888) 286-8010 using the passcode, 70759980. If you are unable to access the information via the Company’s website, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Third Quarter Event Schedule

The Company plans to attend the BMO Capital Markets Conference in Chicago, September 9-11, 2009.  During the conference the Company will participate in a panel discussion as well as host a question and answer session which will be broadcast via the internet at 2:00 p.m. EDT on Thursday, September 10, 2009.  A link to the live broadcast of this presentation will be available on the Company’s website on the “Event Calendar” page.  Any materials distributed during this event will also be made available on the Company’s website on the “Presentations” page.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (“REIT”) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 133 apartment communities (27,143 units), and has 585 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the three and six months ended June 30, 2009 and 2008.

	Three Months Ended June 30,		Six Months Ended June 30,
Funds from Operations (In thousands)	2009	2008	2009	2008
Net income available to common stockholders	$11,415	$8,745	$53,680	$23,525
Adjustments:
Depreciation and amortization	29,073	28,682	58,277	56,417
Gains not included in FFO, net of disposition costs	(626)	-	(2,851)	-
Noncontrolling interest and co-investments	2,141	1,808	4,703	4,151
Funds from Operations	$42,003	$39,235	$113,809	$84,093

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements under the caption “Guidance” with respect to 2009 FFO per diluted share, and statements and estimates set forth under the caption “Development” and on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package regarding anticipated timing of the construction start, construction completion, initial occupancy, and stabilization of property developments and redevelopments.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2008.